Exhibit 99.2

RFM Announces Investment by Murata Electronics North America, Inc. and Signing of Collaboration Agreement with Parent Murata Manufacturing Co., Ltd.

DALLAS--(BUSINESS WIRE)--August 24, 2010--RF Monolithics, Inc. (NASDAQ: RFMI), (“RFM” or the “Company”) announced today that Murata Electronics North America, Inc. has purchased 533,000 shares of RFM Common Stock at $1.31/share, representing a small premium over RFM’s recent 30 day volume weighted average price, in a private transaction. The purchase represents less than five percent of RFM’s outstanding stock.

Additionally, RFM and Murata Manufacturing Co., Ltd. (“Murata”), (6981.OSE/TSE), Murata Electronics North America’s parent, have entered into a collaboration agreement.

David Kirk, President and CEO of RFM, commented, “The collaboration agreement will facilitate our companies’ exploring how we can cooperate to provide additional products and services to our customers and how each other’s resources can be deployed to assist this effort. We initially will put an emphasis on the wireless solutions portion of both company’s product portfolios, but we will not be limited to just that area. We are excited about collaborating with such a fine company as Murata and feel both companies will benefit.”

John Denslinger, Senior Vice President of Murata Wireless Solutions, commented, “The collaboration agreement opens up such a wide variety of opportunities for both companies in the M2M marketplace. Combined, we have the broadest range of wireless solutions offerings, covering all market segments from the communications market to the industrial and medical markets. We even see opportunities in our fundamental component business that could benefit us both over the next several years.”

Buddy Barnes, CFO of RFM, commented, “The investment by Murata Electronics North America, Inc., basically at market price, shows the value of the improved performance of RFM over the last 12-15 months and meets our bank requirement for new equity. According to the terms of our bank agreement, this will also increase our availability under this collateralized facility by up to $750,000.”

“In the short term, we will use the proceeds of this equity investment to pay down our bank line. Over the long term, we will use this new investment and the funds that we have available under our bank line to fund our program for growth. We intend to continue to develop new products and support an aggressive sales and marketing effort to promote them. We believe the M2M marketplace offers us a very large and attractive opportunity to grow our business and we are determined to do that,” further stated Mr. Barnes.

About RFM

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standardized and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.RFM.com or follow us on twitter @wireless_is_RFM.

About Murata Electronics North America, Inc.

Murata Electronics North America, Inc. is a wholly owned subsidiary of Murata Manufacturing Co., Ltd., (6981.OSE/TSE) whose global headquarters are in Kyoto, Japan. Murata Manufacturing Co., Ltd. is a worldwide leader in the design, manufacture and sale of ceramic-based passive electronic components and power supply modules. With annual revenues in excess of ¥530 billion, Murata Manufacturing Co., Ltd. is committed to the development of advanced electronic materials and leading-edge, multi-functional, high-density modules. Products include: RF & microwave front end filters, connectivity modules, sensors, ceramic chip antennas, GaAs switches and Switchplexers, baluns, couplers, isolators, coaxial connectors, RF test points, DC-DC converters, traps, discriminators, ceramic capacitors, EMI filters, inductors, piezoelectric alarms, ceramic resonators, trimming potentiometers, trimming capacitors and thermistors. The company has employees and manufacturing facilities throughout the world. For more information, visit www.murata-northamerica.com.

Forward-Looking Statements

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe,” “expect,” “plan,” “anticipate,” “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to economic conditions as related to our customer base, collection of receivables from customers who may be affected by economic conditions, maintaining favorable terms of sales with customers and suppliers, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in customer acceptance of our products, changes in our level of sales or profitability, manufacturing and sourcing risks, availability and lead times of raw materials, cost of components for our products, product defects and returns, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2009. We do not assume any obligation to update any information contained in this release.

CONTACT:
RF Monolithics, Inc.
Buddy Barnes, 972-448-3789
Chief Financial Officer
bbarnes@rfm.com